EXHIBIT 99.1

MeetMe® Reports First Quarter 2013 Financial Results

●	Mobile revenue on the MeetMe Platform grew 150% to $1.9 million in the first quarter of 2013, up from $0.8 million in the first quarter of 2012.
●	Subsequent to quarter’s end, MeetMe funded $5 million under a new growth capital line of credit with Western Technology Investment (WTI).
●	Total Registered Users surpassed 100 million during the quarter, including over eight million total Mobile Registered Users.
●	Mobile Subscription product MeetMe+ launched across iPhone and Android platforms.

NEW HOPE, PA – May 8, 2013 – MeetMe, Inc. (NYSE MKT: MEET), the public market leader in social discovery, today reported financial results for the first quarter ended March 31, 2013.

 First Quarter 2013 Financial Highlights

●	Revenue was $7.8 million, compared to $10.4 million in the first quarter of 2012, or $8.4 million excluding $2.0 million in revenue from an affiliated party, a principal stockholder of the company.
●

Revenue attributed to mobile products was $1.9 million in the first quarter of 2013, an increase of 150% as compared to $0.8 million in the first quarter of 2012, with 49% of mobile revenue in the first quarter of 2013 attributed to virtual currency. Mobile average revenue per daily active user (ARPDAU) increased 75% from $0.016 to $0.028 during the same period.

●

Net Loss was $7.3 million or $0.20 per share, compared with $1.9 million or $0.05 per share in the same period of 2012. The first quarter 2013 loss includes $3.6 million, or 10 cents per share, of debt and other restructuring charges compared with restructuring charges of $0.3 million or, 1 cent per share, in the same period a year ago.

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Adjusted EBITDA was a loss of $1.7 million, or $0.04 per share, compared to Adjusted EBITDA of $1.0 million, or $0.02 per share, for the same period in 2012. (See the important discussion about the presentation of non-GAAP financial measures, and reconciliation to the most directly comparable GAAP financial measures, below.)

●	Cash and Cash Equivalents totaled $4.3 million at March 31, 2013.
●

Total Debt fell to $4.3 million at March 31, 2013 from $11.7 million at December 31, 2012, as the company retired $7.0 million of subordinated notes and $1.7 million of related accrued interest during the quarter.

Geoff Cook, CEO of MeetMe, said, “The transition to mobile is accelerating as over 70% of our daily users in the United States and Canada accessed our service via mobile devices in the first quarter. While this transition impacted financial results in the near term, we positioned the company to continue to seize on this trend with the introduction of our premium MeetMe+ service. As a result, we are seeing acceleration of mobile bookings, which were up 81% in April compared to a year ago, and up 24% compared to the first quarter average. On the advertising front, we completed the preliminary launch of our native feed advertising solution in March and we expect to roll out additional networks, including native incented app-install feed ads in May.”

Operating and Business Highlights

●

Monthly active users (MAUs) averaged 4.92 million on the MeetMe platform in the first quarter of 2013, an increase of over 50% compared to 3.23 million average MAUs on the MeetMe platform in the first quarter of 2012. Daily active users (DAUs) averaged 1.19 million on the MeetMe platform, an increase of 16% compared to 1.03 million average DAUs one year ago.

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Average Mobile MAUs on the MeetMe platform increased 53% to 2.36 million from 1.54 million over the same period a year ago. Average Mobile DAUs improved by almost 39% to 774 thousand in the first quarter of 2013 from 558 thousand in the first quarter of 2012.

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The MeetMe platform expanded to thirteen languages by the end of April 2013. 37.5% of MAUs in March 2013 came from outside the United States and Canada, as compared to 15.5% of MAUs coming from outside the United States and Canada in the same period a year ago.

●	MeetMe+, the company’s mobile subscription product, was launched across the iPhone and Android platforms.

On May 1, 2013, MeetMe announced that it had closed on a line of credit from Western Technology Investment (WTI), a technology focused venture debt fund based in Silicon Valley, which has backed companies including Facebook, Google, and Juniper Networks among others. The facility has an $8 million total commitment and a three-year term. MeetMe has drawn $5 million under the line, and may draw two additional tranches of $1.5 million each contingent upon achieving certain financial goals. As of April 30, 2013, MeetMe maintained an unrestricted cash balance of approximately $9.1 million.

David Clark, Chief Financial Officer of MeetMe, added, “Over the past several months, we have recapitalized the company with the retirement of $8.7 million of subordinated notes and related accrued interest, and the subsequent closing of a line of credit with Western Technology Investment. These actions are designed to provide us with the capital needed to continue the development of our mobile revenue streams and bring us to cash flow break-even.”

Webcast and Conference Call Details

MeetMe will host a conference call to discuss first quarter 2013 financial results this afternoon at 4:30 p.m. ET. The conference call can be accessed by dialing toll-free 1-888-846-5003, or toll/international 1-480-629-9856. A webcast will also be available at the following link: http://public.viavid.com/index.php?id=104564. A replay of the call will be available for one year at the Investors section of the MeetMe corporate site, http://www.meetmecorp.com, and at 1-877-870-5176 (toll-free) or 1-858-384-5517 (toll/international), replay PIN number: 4617015.

MEETME, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

	March 31,	December 31,
	2013	2012
Assets	(Unaudited)
Current Assets
Cash and cash equivalents	$4,256,525	$5,022,007
Accounts receivable, net of allowance of $547,000, at March 31, 2013 and December 31, 2012, respectively	5,858,181	15,744,789
Notes receivable	97,626	111,569
Prepaid expenses and other current assets	853,516	870,881
Total current assets	11,065,848	21,749,246

Goodwill	70,646,036	70,646,036
Intangible assets, net	6,256,690	6,746,273
Property and equipment, net	4,353,607	4,772,632
Notes receivable - long-term portion	-	-
Other assets	447,921	520,480
Total assets	$92,770,102	$104,434,667

Current Liabilities:
Accounts payable	$2,047,132	$3,528,607
Accrued expenses and other liabilities	3,464,813	3,211,681
Current liabilities from discontinued operations	-	1,434
Deferred revenue	551,761	392,612
Accrued dividends	69,455	69,455
Current portion of long-term debt	2,935,032	2,551,941
Total current liabilities	9,068,193	9,755,730

Long-term debt	-	-
Long term debt, net of discount	1,350,174	9,156,788
Total liabilities	10,418,367	18,912,518

Commitments and Contingencies

Stockholders' Equity:
Convertible preferred stock Series A-1, $.001 par value; authorized - 5,000,000 shares; 1,000,000 shares issued and outstanding at March 31, 2013 and December 31, 2012, respectively	1,000	1,000
Common stock, $.001 par value; authorized - 100,000,000 shares; 38,127,737 and 37,046,405 shares issued and outstanding at March 31, 2013 and December 31, 2012, respectively	38,131	37,050
Additional paid-in capital	279,400,950	275,261,794
Accumulated deficit	(196,539,728)	(189,211,750)
Accumulated other comprehensive loss	(548,618)	(565,945)
Total stockholders’ equity	82,351,735	85,522,149
Total liabilities and stockholders’ equity	$92,770,102	$104,434,667

MEETME, INC. AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Loss

	For the Three Months Ended
	March 31,
	2013	2012

Revenues	$7,805,632	$10,395,729
Operating Costs and Expenses:
Sales and marketing	1,986,693	1,766,396
Product development and content	6,383,444	6,496,459
General and administrative	2,400,259	1,944,533
Depreciation and amortization	1,082,944	898,384
Restructuring costs	1,894,417	290,067
Loss on debt restructure	1,174,269	-

Total Operating Costs and Expenses	14,922,026	11,395,839
Loss from Operations	(7,116,394)	(1,000,110)
Other Income (Expense):
Interest income	2,256	5,574
Interest expense	(213,840)	(298,068)
Other income (expense), net	-	533
Total other income (expense)	(211,584)	(291,961)
Loss before income taxes	(7,327,978)	(1,292,071)
Income taxes	-	-
Net loss from continuing operations	$(7,327,978)	$(1,292,071)
Loss from discontinued operations, net of taxes	$-	$(566,587)
Net Loss Allocable To Common Shareholders	$(7,327,978)	$(1,858,658)

NET LOSS PER COMMON SHARE, BASIC AND DILUTED	$(0.20)	$(0.03)
Basic and diluted net loss per common shareholders:
Continuing operations	$(0.20)	$(0.03)
Discontinued operations	$-	$(0.02)
Basic and diluted net loss per common shareholders	$(0.20)	$(0.05)
Weighted Average Number of Shares Outstanding, Basic and Diluted:	37,367,607	36,189,173

Net Loss	$(7,327,978)	$(1,858,658)
Foreign currency translation adjustment	(17,327)	52,033
Comprehensive Loss	$(7,345,305)	$(1,806,625)

MEETME, INC. AND SUBSIDIARIES

Reconciliation of GAAP Net Income (Loss) from Continuing Operations to Adjusted EBITDA

	Three Months Ended
	March 31,
	2013	2012

Net loss from continuing operations allocable to common shareholders	$(7,327,978)	$(1,292,071)
Interest expense	213,840	298,068
Depreciation and amortization	1,082,944	898,384
Amortization of stock based compensation	1,305,148	810,081
Restructuring costs	1,894,417	290,067
Loss on debt restructure	1,174,269	-
Adjusted EBITDA (loss) attributable to common shareholders	$(1,657,360)	$1,004,529

GAAP Basic and diluted net loss per common shareholders	$(0.20)	$(0.03)
Basic Adjusted EBITDA per common shareholders	$(0.04)	$0.03
Diluted Adjusted EBITDA per common shareholders	$(0.04)	$0.02

Weighted average number of shares outstanding, Basic	37,367,607	36,189,173
Weighted average number of shares outstanding, Dilutive	40,342,270	41,800,383

The following table presents a reconciliation of Mobile bookings, a non-GAAP financial measure to Revenue, a GAAP financial measure:

	Three Months Ended March 31,
	2013	2012

Revenue from purchased mobile virtual currency products	$788,199	$136,426

Change in deferred revenue	138,228	25,615
Mobile bookings	$926,427	$162,041

About MeetMe, Inc.

MeetMe® is the leading social network for meeting new people in the US and the public market leader for social discovery (NYSE MKT: MEET). MeetMe makes meeting new people fun through social games and apps, monetized by both advertising and virtual currency. With 60% of traffic coming from mobile, MeetMe is fast becoming the social gathering place for the mobile generation. The company operates MeetMe.com and MeetMe apps on iPhone, iPad, and Android in multiple languages including English, Spanish, Portuguese, French, Italian, German, Chinese (Traditional and Simplified), Russian, Japanese, Dutch, Turkish and Korean.

Cautionary Note Regarding Forward Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including statements regarding our ability to roll out additional networks, including native incented app-install feed ads in May and our plans regarding launching new products and the effectiveness of these new products. All statements other than statements of historical facts contained herein, including statements regarding the continued growth in our platform, are forward-looking statements. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Important factors that could cause actual results to differ from those in the forward-looking statements include: our ability to roll out additional networks, including native incented app-install feed ads in May, and our plans regarding launching new products and the effectiveness of these new products. Further information on our risk factors is contained in our filings with the SEC, including the Form 10-K for the year ended December 31, 2012 and the Current Report on Form 8-K filed May 1, 2013.  Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Regulation G – Non-GAAP Financial Measures

The company uses financial measures which are not calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”) in evaluating its financial and operational decision making and as a means to evaluate period-to period comparison. The company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The company presents these non-GAAP financial measures because it believes them to be an important supplemental measure of performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. We refer you to the reconciliations above.

The company defines Adjusted EBITDA as earnings (or loss) from continuing operations before interest expense, income taxes, depreciation and amortization, and amortization of non-cash stock-based compensation, non-recurring acquisition and restructuring expenses and the goodwill impairment charges. The company excludes stock-based compensation because it is non-cash in nature.

Management uses mobile bookings to evaluate the results of our operations, generate future operating plans and assess the performances of our mobile virtual currency products and subscriptions. The Company defines mobile bookings as the total amount of revenue from the sale of our mobile virtual currency products that would have been recognized in a period if we recognized all revenue immediately at the time of sale. We record the sale of Credits and mobile subscriptions as deferred revenue. Credits are recognized when spent by the user. For the MeetMe+ subscription product, revenue is allocated between the elements of the subscriptions, Credits and services, using the relative sales value method. The service revenue element of the subscription is recognized over the respective life of the subscription and the credit revenue is recognized as revenue when used.

Non-GAAP financial measures should not be considered as an alternative to net income, operating income, cash flow from operating activities, as a measure of liquidity or any other financial measure. They may not be indicative of the historical operating results of the company nor is it intended to be predictive of potential future results. Investors should not consider non-GAAP financial measures in isolation or as a substitute for performance measures calculated in accordance with GAAP.

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Contact:
E. Brian Harvey
Vice President of Capital Markets and Investor Relations
MeetMe, Inc.
(215) 862-1162 x266
brian@meetme.com
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